EXHIBIT 4.1
FIFTH AMENDMENT
TO
RIGHTS AGREEMENT
THIS FIFTH AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of May 23, 2011 by and between The Allied Defense Group, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 6, 2001, as amended by that certain First Amendment to Rights Agreement dated as of June 15, 2006, as further amended by that certain Second Amendment to Rights Agreement dated as of November 30, 2006, as further amended by that certain Third Amendment to Rights Agreement dated as of January 18, 2010 and as further amended by that certain Fourth Amendment to Rights Agreement dated as of June 24, 2010 (collectively, the “Current Rights Agreement”);
WHEREAS, Section 26 of the Current Rights Agreement provides, in part, that for so long as the Rights (as defined in the Current Rights Agreement) are redeemable, the Current Rights Agreement may be supplemented or amended without the approval of holders of the Rights;
WHEREAS, the Rights are currently redeemable; and
WHEREAS, the Board of Directors of the Company has determined in good faith that the amendment to the Current Rights Agreement set forth herein is desirable and, pursuant to Section 26 of the Current Rights Agreement, has duly authorized such amendment to the Current Rights Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:
1. DEFINITIONS. Except as otherwise set forth in this Amendment, each capitalized term used in this Amendment shall have the meaning for such term set forth in the Current Rights Agreement.
2. DEFINITION OF EXPIRATION DATE. Section 1(s) of the Current Rights Agreement is hereby amended by deleting the reference therein to “May 31, 2011” and replacing it with “December 31, 2011”.
3. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute but one original; provided, however, this Amendment shall not be effective unless and until signed by the Company and the Rights Agent.

4. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
5. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
6. EFFECTIVE DATE. This Amendment shall become effective as of the date first written above.
7. CERTIFICATION. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 26 of the Current Rights Agreement.
8. FULL FORCE AND EFFECT. The Current Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Current Rights Agreement, the provisions of this Amendment shall govern and control.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

THE ALLIED DEFENSE GROUP, INC.		MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ John G. Meyer, Jr.	By:	/s/ Casandra Shedd

	John G. Meyer, Jr., President		CassandraShedd, Relationship Manager

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